Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS STRONG SECOND QUARTER 2006 RESULTS

•	Net income was $1.17 per share, including net realized investment losses of $0.01 per share, exceeding previous expectations

•	With stable benefit expense ratios, pre-tax margin increased to 8.5 percent

•	The Company repurchased 23.3 million shares of its common stock during the second quarter for $1.7 billion

•	Full year 2006 earnings guidance raised to $4.74 per share, including net realized investment losses of $0.02 per share

Indianapolis, IN – July 26, 2006 – WellPoint, Inc. (NYSE: WLP) today announced that second quarter 2006 net income was $751.2 million, or $1.17 per share, including costs of $0.05 per share for the impact of expensing stock options in accordance with FAS 123R and net realized investment losses of $0.01 per share. Net income for the second quarter of 2005 was $559.4 million, or $0.90 per share, which included expenses of $0.10 per share related to an agreement resolving two national multi-district lawsuits with physicians.

“We are very pleased with our strong second quarter results that reinforce the very high expectations we set for ourselves at the beginning of the year,” said Larry C. Glasscock, chairman, president and chief executive officer of WellPoint, Inc. “From a financial perspective, earnings per share growth was very strong, administrative costs as a percentage of revenue continued to improve and our medical expense ratio declined compared to the first quarter. We also introduced several new products and services that will further engage consumers in managing their health care, and offer more benefit options to our diverse customer base. During the second half of 2006, we expect continued membership growth, but not at the expense of profitability.”

“We have used the excellent cash flow in the first six months of 2006 to improve equity returns,” said David C. Colby, executive vice president and chief financial officer of WellPoint, Inc. “During the second quarter, we repurchased 23.3 million shares of our common stock for $1.7 billion. With Board approval of an additional $1.0 billion in share repurchase authorization during the quarter, we repurchased a total of 48.0 million shares for $3.6 billion through the first half of 2006. As expected, our year-to-date operating cash flow reached $2.0 billion and we continue to expect that full year 2006 operating cash flow will exceed $4.0 billion.”

“With this second quarter earnings release, we are providing a Reconciliation of Medical Claims Payable,” added Colby. “The magnitude of positive prior period development continues to reflect the conservative and consistent nature of our reserving processes.”

COMPARABLE BASIS INFORMATION

On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc. For accounting purposes, the transaction was assumed to have closed on December 31, 2005. Accordingly, operations of the former WellChoice, Inc. are included in reported financial results for 2006. However, operations of the former WellChoice, Inc. are not included in reported financial results for 2005.

Unless otherwise indicated, the analysis in this press release compares reported financial results and does not adjust results for the effects of this acquisition. In certain areas, we have included “comparable basis” analyses that we believe provide more meaningful comparisons between periods, due to the inclusion of operations of the former WellChoice, Inc. in the comparable historical results. The “comparable basis” information is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative or indicative of our future results. The methodologies for calculating the comparable basis information are either described within the text of the press release, or in the tables at the end of the press release where such comparable basis information is reconciled to WellPoint, Inc.’s reported GAAP financial results.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 34.2 million members at June 30, 2006, an increase of more than 5.3 million members from 28.8 million at June 30, 2005, including approximately 4.8 million members acquired through the WellChoice transaction.

On a comparable basis, enrollment increased by 616,000 members since June 30, 2005. Each of the Company’s geographic regions increased by more than 100,000 members, as consumers continue to be attracted to WellPoint’s expansive, cost-effective provider networks, superior customer service and leading health improvement and wellness programs. From a customer segment perspective, the increase in membership was driven by growth of 726,000 members in the National business and 102,000 members in State Sponsored operations. Growth was also realized in the Individual and Small Group (“ISG”) and Senior businesses, while Large Group enrollment declined primarily due to the previously-announced losses of 377,000 members in the states of Georgia and Kentucky accounts.

Medical enrollment remained relatively flat during the second quarter of 2006. Fully-insured enrollment increased by 22,000 members despite in-group enrollment declines in the automotive industry. Self-funded enrollment declined sequentially due to the discontinuation of a rental network in Texas, resulting in the loss of 67,000 members.

Medicare Part D enrollment exceeded 1.5 million members as of June 30, 2006, as the Company added approximately 230,000 members during the second quarter.

Operating Revenue: Operating revenue exceeded $13.9 billion in the second quarter of 2006, an increase of 26.9 percent from approximately $11.0 billion in the prior year quarter.

On a comparable basis, second quarter 2006 operating revenue increased by $1.3 billion, or 10.5 percent, versus $12.6 billion in the prior year period. The increase resulted primarily from disciplined pricing, the addition of the New York state prescription drug contract and enrollment in the Company’s Medicare Part D products.

Benefit Expense Ratio: The benefit expense ratio was 81.2 percent in the second quarter of 2006, a 50 basis point increase compared with 80.7 percent in the second quarter of 2005.

On a comparable basis, the benefit expense ratio declined by 10 basis points, from 81.3 percent in the second quarter of 2005. The overall 10 basis point decline resulted from a 30 basis point decline due to the non-recurrence of expenses related to the multi-district settlement agreement and a 20 basis point increase due primarily to year-over-year mix of business changes, including Medicare Part D and the New York state prescription drug contract.

The benefit expense ratio declined by 10 basis points sequentially, from 81.3 percent in the first quarter of 2006. Second quarter results included an improved benefit expense ratio for the Company’s Medicare Part D products.

Premium and Cost Trends: Trends include Large Group and ISG fully-insured businesses.

For the rolling 12-month period ended June 30, 2006, the primary drivers of medical trend were outpatient and inpatient costs. Commercial premium yield for the same period exceeded total cost trend, where total cost trend included medical costs and selling, general and administrative (“SG&A”) expense, resulting in an increase in underwriting margin. The Company continues to expect that full year 2006 medical cost trend will be less than 8.0 percent.

SG&A Expense Ratio: The SG&A expense ratio was 15.7 percent in the second quarter of 2006, a decrease of 100 basis points from 16.7 percent in the second quarter of 2005.

On a comparable basis, the SG&A expense ratio declined by 90 basis points, compared with 16.6 percent in the second quarter of 2005. The ratio improved year-over-year as the Company continued to control spending, spread administrative expenses across a growing revenue base and realize integration synergies and efficiencies.

The current quarter included costs for stock option expensing, which added approximately 40 basis points to the SG&A expense ratio. The second quarter 2005 ratio was unfavorably impacted by approximately 50 basis points as a result of the multi-district settlement agreement.

The SG&A expense ratio declined by 30 basis points compared with 16.0 percent in the first quarter of 2006, reflecting continued leveraging of overhead costs across a growing revenue base.

Operating Cash Flow: For the first six months of 2006, operating cash flow totaled $2.0 billion, or 1.3 times net income. Operating cash flow totaled $201.0 million in the second quarter, which was lower than the first quarter level due to two estimated income tax payments totaling $756.0 million that were made during the second quarter and the timing of CMS payments received during the first quarter.

Days in Claims Payable: Days in claims payable as of June 30, 2006, was 44.8 days, a decrease of 0.6 days from 45.4 days as of March 31, 2006. This decrease was primarily due to a further reduction in the length of time between the date of service and claim payment, and the timing of payments in the PBM operation.

Share Repurchase Program: During the second quarter 2006, the Company repurchased 23.3 million shares of its common stock for $1.7 billion. The Board of Directors increased the share repurchase authorization by $1.0 billion on May 16, 2006, to $4.0 billion in 2006. As of June 30, 2006, there was $399.6 million available under the Board’s current repurchase authorization. Based on the current stock price and strong year-to-date financial results, the Company intends to utilize this remaining authorization during the third quarter of 2006, subject to market conditions. At June 30, 2006, cash and investments held at the parent company totaled $884.1 million.

REPORTABLE SEGMENTS

WellPoint, Inc. has three reportable segments: Health Care, Specialty and Other. Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
($ In Millions)	2006	2005	Change	2006	2005	Change
Operating Revenue
Health Care	$13,391.2	$10,474.9	27.8%	$26,449.1	$20,758.0	27.4%
Specialty	880.4	752.6	17.0%	1,734.6	1,503.5	15.4%
Other:
External Customers	114.9	84.3	36.3%	231.3	172.4	34.2%
Intercompany Eliminations	(444.2)	(325.4)	(36.5)%	(858.0)	(642.1)	(33.6)%

Total Other	(329.3)	(241.1)	(36.6)%	(626.7)	(469.7)	(33.4)%

Total Operating Revenue	13,942.3	10,986.4	26.9%	27,557.0	21,791.8	26.5%

Operating Gain (Loss)
Health Care	$1,060.6	$777.2	36.5%	$2,096.5	$1,633.9	28.3%
Specialty	138.1	99.0	39.5%	251.7	193.4	30.1%
Other	(26.6)	(23.4)	(13.7)%	(40.6)	(70.9)	42.7%

Health Care: Operating gain for the Health Care segment was approximately $1.1 billion in the second quarter of 2006, an increase of 36.5 percent, compared with $777.2 million in the second quarter of 2005.

On a comparable basis, second quarter 2006 operating gain increased by $185.7 million, or 21.2 percent, versus $874.9 million in the prior year quarter. Performance in the Health Care segment improved year-over-year due to enrollment growth, disciplined underwriting and a focus on expense control, including benefits realized through integration initiatives. Operating gain in the second quarter 2006 included costs of $51.3 million for expensing stock options in accordance with FAS 123R, while the prior year quarter included expenses of $103.0 million related to the multi-district settlement agreement.

Specialty: Operating gain totaled $138.1 million in the second quarter of 2006, an increase of 39.5 percent compared with $99.0 million in the second quarter of 2005.

Second quarter 2006 operating gain increased by $39.2 million, or 39.6 percent, on a comparable basis, from $98.9 million in the prior year quarter. The increase resulted primarily from favorable experience in the life and disability lines of business. In addition, the Company continues to see growth in its on-going specialty operations.

OUTLOOK

Full Year 2006:

•	The Company now expects net income of $4.74 per share, including net realized investment losses of $0.02 per share. This estimate assumes the Company completes its remaining share repurchase authorization during the third quarter of 2006.

•	Operating revenue is expected to total approximately $56.4 billion.

•	The benefit expense ratio is expected to be approximately 80.9 percent.

•	The SG&A expense ratio is expected to be approximately 16.0 percent.

•	Operating cash flow is expected to exceed $4.0 billion.

•	Year-end medical enrollment is expected to be approximately 34.5 million members.

Third Quarter 2006:

•	The Company now expects net income of $1.22 per share in the third quarter.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc. Accordingly, operations of the former WellChoice, Inc. are included in reported financial results for 2006. However, operations of the former WellChoice, Inc. are not included in reported financial results for 2005.

3.	Amounts for 2005 and prior do not include the impact of expensing stock options in accordance with FAS 123R. The Company’s 2006 reported results and its outlook for the remainder of 2006, however, do include this impact.

4.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its second quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 831808. The replay will be available from 1:45 p.m. EDT today until the end of the day on August 9, 2006. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Wayne DeVeydt, 317-488-6390	James Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint’s mission is to improve the lives of the people it serves and the health of its communities. WellPoint, Inc. is the largest health benefits company in terms of commercial membership in the United States. Through its nationwide networks, the company delivers a number of leading health benefit solutions through a broad portfolio of integrated health care plans and related services, along with a wide range of specialty products such as life and disability insurance benefits, pharmacy benefit management, dental, vision, behavioral health benefit services, as well as long term care insurance and flexible spending accounts. Headquartered in Indianapolis, Indiana, WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan and surrounding counties and as Blue Cross or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary

(Unaudited and in Thousands)

Medical Membership

	June 30, 2006	As Reported June 30, 2005	Comparable Basis (1) June 30, 2005	December 31, 2005	Change from
					Comparable Basis (1) June 30, 2005	December 31, 2005
Customer Type
Large Group	15,959	13,220	16,242	16,362	(1.7)%	(2.5)%
Individual and Small Group (“ISG”)	5,651	5,276	5,611	5,645	0.7%	0.1%

National Accounts	5,142	3,478	4,716	4,776	9.0%	7.7%
BlueCard	4,194	4,000	3,894	3,915	7.7%	7.1%

Total National	9,336	7,478	8,610	8,691	8.4%	7.4%
Senior	1,246	1,065	1,215	1,224	2.6%	1.8%
State Sponsored	1,971	1,804	1,869	1,934	5.5%	1.9%

Total	34,163	28,843	33,547	33,856	1.8%	0.9%

Funding Arrangement
Self-Funded	16,980	14,420	16,238	16,584	4.6%	2.4%
Fully-Insured	17,183	14,423	17,309	17,272	(0.7)%	(0.5)%

Total	34,163	28,843	33,547	33,856	1.8%	0.9%

Regional Membership
East	13,779	8,723	13,672	13,800	0.8%	(0.2)%
Central	11,051	10,997	10,871	10,970	1.7%	0.7%
West	9,333	9,123	9,004	9,086	3.7%	2.7%

Total	34,163	28,843	33,547	33,856	1.8%	0.9%

Specialty Metrics
PBM Prescription Volume (2)	96,919	84,437	84,437	91,813	14.8%	5.6%
Behavioral Health Membership	15,938	12,528	12,528	15,669	27.2%	1.7%
Life and Disability Membership	5,964	5,797	5,797	5,826	2.9%	2.4%
Dental Membership	5,258	5,271	5,534	5,195	(5.0)%	1.2%
Medicare Part D Membership (3)	1,527	—	—	—	—	—
Vision Membership	940	789	789	816	19.1%	15.2%

(1)	“Comparable Basis” data was calculated by adding historical data for the former WellChoice, Inc. to WellPoint, Inc.’s historical data, and adjusting the combined totals to ensure a consistent approach for counting membership and to eliminate overlapping BlueCard host membership.
(2)	Represents quarterly prescription volume at the Company’s PBM operation.
(3)	Includes auto-assigned, stand-alone, Medicare Advantage, group waiver and external PBM members with the prescription drug plan benefit.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30		Change
($ In Millions, Except Per Share Data)	2006	2005
Revenues
Premiums	$12,918.8	$10,196.8	26.7%
Administrative fees	877.1	664.2	32.1%
Other revenue	146.4	125.4	16.7%

Total operating revenue	13,942.3	10,986.4	26.9%
Net investment income	218.5	159.8	36.7%
Net realized (losses) gains on investments	(8.9)	2.8	—

Total revenues	14,151.9	11,149.0	26.9%

Expenses
Benefit expense	10,492.3	8,229.6	27.5%
Selling, general and administrative expense
Selling expense	413.2	367.6	12.4%
General and administrative expense	1,778.9	1,465.3	21.4%

Total selling, general and administrative expense	2,192.1	1,832.9	19.6%
Cost of drugs	85.8	71.1	20.7%
Interest expense	103.9	58.9	76.4%
Amortization of other intangible assets	74.5	59.9	24.4%

Total expenses	12,948.6	10,252.4	26.3%

Income before income taxes	1,203.3	896.6	34.2%

Income taxes	452.1	337.2	34.1%

Net income	$751.2	$559.4	34.3%

Net income per diluted share	$1.17	$0.90	30.0%

Diluted shares (in millions)	642.0	624.8	2.8%

Benefit expense as a percentage of premiums	81.2%	80.7%	50	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.7%	16.7%	(100	)bp
Income before income taxes as a percentage of total revenues	8.5%	8.0%	50	bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Six Months Ended June 30		Change
($ In Millions, Except Per Share Data)	2006	2005
Revenues
Premiums	$25,497.7	$20,212.7	26.1%
Administrative fees	1,761.1	1,324.9	32.9%
Other revenue	298.2	254.2	17.3%

Total operating revenue	27,557.0	21,791.8	26.5%
Net investment income	430.6	298.5	44.3%
Net realized (losses) gains on investments	(16.0)	1.8	—

Total revenues	27,971.6	22,092.1	26.6%

Expenses
Benefit expense	20,723.1	16,328.7	26.9%
Selling, general and administrative expense
Selling expense	814.6	727.1	12.0%
General and administrative expense	3,550.1	2,834.9	25.2%

Total selling, general and administrative expense	4,364.7	3,562.0	22.5%
Cost of drugs	161.6	144.7	11.7%
Interest expense	197.9	112.1	76.5%
Amortization of other intangible assets	148.3	119.1	24.5%

Total expenses	25,595.6	20,266.6	26.3%

Income before income taxes	2,376.0	1,825.5	30.2%

Income taxes	893.0	654.4	36.5%

Net income	$1,483.0	$1,171.1	26.6%

Net income per diluted share	$2.26	$1.88	20.2%

Diluted shares (in millions)	655.5	623.2	5.2%

Benefit expense as a percentage of premiums	81.3%	80.8%	50	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.8%	16.3%	(50	)bp
Income before income taxes as a percentage of total revenues	8.5%	8.3%	20	bp

WellPoint, Inc.

Consolidated Balance Sheets

($ In Millions)	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,934.4	$2,740.2
Investments available-for-sale, at fair value	1,982.2	2,182.8
Other invested assets, current	402.5	307.0
Accrued investment income	156.2	156.8
Premiums and self-funded receivables	2,360.6	2,216.4
Other receivables	1,148.9	831.4
Securities lending collateral	703.7	1,389.9
Deferred tax assets, net	728.8	689.0
Other current assets	1,167.8	1,022.7

Total current assets	10,585.1	11,536.2

Long-term investments available-for-sale, at fair value	14,843.9	14,898.2
Other invested assets, long-term	250.9	207.8
Property and equipment, net	1,014.9	1,078.6
Goodwill	13,449.2	13,469.1
Other intangible assets	9,538.1	9,686.4
Other noncurrent assets	409.7	410.9

Total assets	$50,091.8	$51,287.2

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,162.6	$4,853.4
Reserves for future policy benefits	82.1	82.1
Other policyholder liabilities	1,928.5	1,752.3

Total policy liabilities	7,173.2	6,687.8
Unearned income	1,596.5	1,057.1
Accounts payable and accrued expenses	2,656.4	2,860.4
Income taxes payable	729.9	833.4
Security trades pending payable	9.3	181.8
Securities lending payable	703.7	1,389.9
Current portion of long-term debt	22.4	481.2
Other current liabilities	1,451.3	1,286.8

Total current liabilities	14,342.7	14,778.4
Long-term debt, less current portion	7,446.4	6,324.7
Reserves for future policy benefits, noncurrent	653.3	679.9
Deferred tax liability, net	3,083.5	3,267.1
Other noncurrent liabilities	1,328.1	1,244.0

Total liabilities	26,854.0	26,294.1
Shareholders’ equity
Common stock	6.2	6.6
Additional paid-in capital	19,846.3	20,915.4
Retained earnings	3,581.5	4,173.5
Unearned stock compensation	—	(82.1)
Accumulated other comprehensive loss	(196.2)	(20.3)

Total shareholders’ equity	23,237.8	24,993.1

Total liabilities and shareholders’ equity	$50,091.8	$51,287.2

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
($ In Millions)	2006	2005
Operating activities
Net income	$1,483.0	$1,171.1
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on investments	16.0	(1.8)
Loss on disposal of assets	0.9	0.2
Deferred income taxes	(40.5)	(45.0)
Amortization, net of accretion	230.1	224.7
Depreciation	68.5	59.5
Share-based compensation	141.1	36.3
Excess tax benefits from share-based compensation	(62.4)	—
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(467.6)	(78.8)
Other invested assets, current	(95.2)	—
Other assets	(142.3)	(48.8)
Policy liabilities	468.8	95.7
Unearned income	539.4	6.0
Accounts payable and accrued expenses	(304.0)	135.6
Other liabilities	181.2	(253.0)
Income taxes	(18.4)	289.6

Net cash provided by operating activities	1,998.6	1,591.3

Investing activities
Purchases of investments	(9,517.9)	(10,011.3)
Proceeds from sales and maturities of investments	9,255.5	9,382.4
Changes in securities lending collateral	686.2	(77.3)
Purchases of subsidiaries, net of cash acquired	—	(312.6)
Payment for settlement of cash flow hedge	(24.7)	—
Purchases of property and equipment	(72.8)	(85.6)
Proceeds from sales of property and equipment	—	6.7

Net cash provided by (used in) investing activities	326.3	(1,097.7)

Financing activities
Net proceeds from commercial paper borrowings	191.5	202.4
Proceeds from long-term borrowings	2,668.9	—
Repayment of long-term borrowings	(2,156.7)	—
Changes in securities lending payable	(686.2)	77.3
Changes in bank overdrafts	124.0	(226.7)
Repurchase and retirement of common stock	(3,600.4)	(333.4)
Proceeds from exercise of employee stock options and employee stock purchase plan	265.8	281.8
Proceeds from sale of put options	—	1.1
Excess tax benefits from share-based compensation	62.4	—

Net cash (used in) provided by financing activities	(3,130.7)	2.5

Change in cash and cash equivalents	(805.8)	496.1
Cash and cash equivalents at beginning of period	2,740.2	1,457.2

Cash and cash equivalents at end of period	$1,934.4	$1,953.3

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Year Ended December 31
($ In Millions)	2006	2005	2005	2004	2003
	(Unaudited)
Gross medical claims payable, beginning of period	$4,853.4	$4,134.0	$4,134.0	$1,836.0	$1,797.3
Ceded medical claims payable, beginning of period	(27.7)	(31.9)	(31.9)	(8.7)	(2.8)

Net medical claims payable, beginning of period	4,825.7	4,102.1	4,102.1	1,827.3	1,794.5

Business combinations and purchase adjustments	(6.4)	—	784.5	2,331.0	(20.6)

Net incurred medical claims:
Current year	21,156.8	16,671.0	32,865.6	15,344.9	12,316.7
Prior years (redundancies) [1]	(556.7)	(571.0)	(644.9)	(171.9)	(225.9)

Total net incurred medical claims	20,600.1	16,100.0	32,220.7	15,173.0	12,090.8

Net payments attributable to:
Current year medical claims	16,534.4	12,934.0	28,997.1	12,453.2	10,546.5
Prior years medical claims	3,752.1	3,083.1	3,284.5	2,776.0	1,490.9

Total net payments	20,286.5	16,017.1	32,281.6	15,229.2	12,037.4

Net medical claims payable, end of period	5,132.9	4,185.0	4,825.7	4,102.1	1,827.3
Ceded medical claims, end of period	29.7	36.5	27.7	31.9	8.7

Gross medical claims payable, end of period	$5,162.6	$4,221.5	$4,853.4	$4,134.0	$1,836.0

Current year medical claims paid as a percent of current year net incurred medical claims	78.2%	77.6%	88.2%	81.2%[2]	85.6%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	13.0%	16.2%	18.7%	10.4%	14.4%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - as reported [3]	1.7%	3.7%	4.2%	1.4%	2.3%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - adjusted for acquisitions [3]	1.5%	1.9%	2.1%	1.4%	2.0%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
[2]	This ratio is impacted by having only one month of net incurred medical claims and payments for the former WellPoint Health Networks Inc. (“WHN”) in 2004. If WHN had not been included in 2004, current year medical claims paid would have been $12,057.7 million, current year net incurred medical claims would have been $13,835.1 million and the adjusted ratio would have been 87.2%.
[3]	For all periods presented, except for the year ended December 31, 2004, the reported ratio of prior year redundancies in the current period to prior year net incurred medical claims is impacted by certain acquisitions (the former WellChoice, Inc. in 2005, WHN in 2004 and the former Trigon Healthcare, Inc. in 2002). The Company has provided ratios adjusted for these acquisitions in order to demonstrate these impacts. Refer to the table entitled, “Reconciliation of Medical Claims Payable - Adjusted Ratios” for details regarding the respective calculation methodologies.

WellPoint, Inc.

Reconciliation of Medical Claims Payable - Adjusted Ratios

(Unaudited)

Note: Below are reconciliations for the adjusted ratios of prior year redundancies in the current period to prior year net incurred medical claims that are included in table entitled, “Reconciliation of Medical Claims Payable.”

Ratio for the Six Months Ended June 30, 2006

This ratio is impacted by having no net incurred medical claims for the former WellChoice, Inc. (“WC”) in 2005.

Net incurred medical claims related to prior years (redundancies) - six months ended June 30, 2006 (As Reported)	$556.7
Net incurred medical claims - year ended December 31, 2005 (As Reported)	$32,865.6
Ratio (As Reported)	1.7%
Net incurred medical claims - year ended December 31, 2005 (Comparable Basis) [1]	$37,676.0
Ratio (As Adjusted)	1.5%
[1]	Represents comparable benefit expense, assuming WC had been owned for the entire year ended December 31, 2005.

Ratio for the Six Months Ended June 30, 2005

This ratio is impacted by having only one month of net incurred medical claims for the former WellPoint Health Networks Inc. (“WHN”) in 2004.

Net incurred medical claims related to prior years (redundancies) - six months ended June 30, 2005 (As Reported)	$571.0
Net incurred medical claims - year ended December 31, 2004 (As Reported)	$15,344.9
Ratio (As Reported)	3.7%
Net incurred medical claims - year ended December 31, 2004 (Comparable Basis) [2]	$30,819.1
Ratio (As Adjusted)	1.9%

[2]	Represents comparable benefit expense, assuming WHN had been owned for the entire year ended December 31, 2004.

Ratio for the Year Ended December 31, 2005

This	ratio is impacted by having only one month of net incurred medical claims for WHN in 2004.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2005 (As Reported)	$644.9
Net incurred medical claims - year ended December 31, 2004 (As Reported)	$15,344.9
Ratio (As Reported)	4.2%
Net incurred medical claims - year ended December 31, 2004 (Comparable Basis) [3]	$30,819.1
Ratio (As Adjusted)	2.1%

[3]	Represents comparable benefit expense, assuming WHN had been owned for the entire year ended December 31, 2004.

Ratio for the Year Ended December 31, 2003

This ratio is impacted by having only five months of net incurred medical claims for the former Trigon Healthcare, Inc. (“TGH”) in 2002.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2003 (As Reported)	$225.9
Net incurred medical claims - year ended December 31, 2002 (As Reported)	$9,838.5
Ratio (As Reported)	2.3%
Net incurred medical claims - year ended December 31, 2002 (Comparable Basis) [4]	$11,057.8
Ratio (As Adjusted)	2.0%

[4]	Represents comparable benefit expense, assuming TGH had been owned for the entire year ended December 31, 2002.

WellPoint, Inc.

Selected Financial Data - Comparable Basis Analysis

(Unaudited)

	As Reported Three Months Ended June 30				Comparable Basis (1) Three Months Ended June 30
($ In Millions)	2006	2005	% Change		2005	$ Change	% Change
Revenues
Premiums	$12,918.8	$10,196.8	26.7%		$11,683.4	$1,235.4	10.6%
Administrative fees	877.1	664.2	32.1%		807.9	69.2	8.6%
Other revenue	146.4	125.4	16.7%		125.3	21.1	16.8%

Total operating revenue	13,942.3	10,986.4	26.9%		12,616.6	1,325.7	10.5%

Expenses
Benefit expense	10,492.3	8,229.6	27.5%		9,497.1	995.2	10.5%
Selling, general and administrative expense
Selling expense	413.2	367.6	12.4%		386.6	26.6	6.9%
General and administrative expense	1,778.9	1,465.3	21.4%		1,713.3	65.6	3.8%

Total selling, general and administrative expense	2,192.1	1,832.9	19.6%		2,099.9	92.2	4.4%
Cost of drugs	85.8	71.1	20.7%		71.1	14.7	20.7%

Benefit expense as a percentage of premiums	81.2%	80.7%	50	bp	81.3%		(10	)bp
Selling, general and administrative expense as a percentage of total operating revenue	15.7%	16.7%	(100	)bp	16.6%		(90	)bp

	As Reported Six Months Ended June 30				Comparable Basis (1) Six Months Ended June 30
($ In Millions)	2006	2005	% Change		2005	$ Change	% Change
Revenues
Premiums	$25,497.7	$20,212.7	26.1%		$23,064.8	$2,432.9	10.5%
Administrative fees	1,761.1	1,324.9	32.9%		1,628.5	132.6	8.1%
Other revenue	298.2	254.2	17.3%		254.0	44.2	17.4%

Total operating revenue	27,557.0	21,791.8	26.5%		24,947.3	2,609.7	10.5%

Expenses
Benefit expense	20,723.1	16,328.7	26.9%		18,777.1	1,946.0	10.4%
Selling, general and administrative expense
Selling expense	814.6	727.1	12.0%		763.3	51.3	6.7%
General and administrative expense	3,550.1	2,834.9	25.2%		3,314.2	235.9	7.1%

Total selling, general and administrative expense	4,364.7	3,562.0	22.5%		4,077.5	287.2	7.0%
Cost of drugs	161.6	144.7	11.7%		144.7	16.9	11.7%

Benefit expense as a percentage of premiums	81.3%	80.8%	50	bp	81.4%		(10	)bp
Selling, general and administrative expense as a percentage of total operating revenue	15.8%	16.3%	(50	)bp	16.3%		(50	)bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation.”

WellPoint, Inc.

Reportable Segment Highlights - Comparable Basis Analysis

(Unaudited)

	As Reported Three Months Ended June 30				Comparable Basis (1) Three Months Ended June 30
($ In Millions)	2006	2005	% Change		2005	$ Change	% Change
Operating Revenue
Health Care Segment	$13,391.2	$10,474.9	27.8%		$12,064.2	$1,327.0	11.0%
Specialty Segment	880.4	752.6	17.0%		760.3	120.1	15.8%
Other Segment	(329.3)	(241.1)	(36.6)%		(207.9)	(121.4)	(58.4)%

Total Operating Revenue	13,942.3	10,986.4	26.9%		12,616.6	1,325.7	10.5%

Operating Gain (Loss)
Health Care Segment	$1,060.6	$777.2	36.5%		$874.9	$185.7	21.2%
Specialty Segment	138.1	99.0	39.5%		98.9	39.2	39.6%
Other Segment	(26.6)	(23.4)	(13.7)%		(25.3)	(1.3)	(5.1)%

Operating Margin (2)
Health Care Segment	7.9%	7.4%	50	bp	7.3%		60	bp
Specialty Segment	15.7%	13.2%	250	bp	13.0%		270	bp

	As Reported Six Months Ended June 30				Comparable Basis (1) Six Months Ended June 30
($ In Millions)	2006	2005	% Change		2005	$ Change	% Change
Operating Revenue
Health Care Segment	$26,449.1	$20,758.0	27.4%		$23,830.3	$2,618.8	11.0%
Specialty Segment	1,734.6	1,503.5	15.4%		1,519.5	215.1	14.2%
Other Segment	(626.7)	(469.7)	(33.4)%		(402.5)	(224.2)	(55.7)%

Total Operating Revenue	27,557.0	21,791.8	26.5%		24,947.3	2,609.7	10.5%

Operating Gain (Loss)
Health Care Segment	$2,096.5	$1,633.9	28.3%		$1,828.6	$267.9	14.7%
Specialty Segment	251.7	193.4	30.1%		193.9	57.8	29.8%
Other Segment	(40.6)	(70.9)	42.7%		(74.5)	33.9	45.5%

Operating Margin (2)
Health Care Segment	7.9%	7.9%	0	bp	7.7%		20	bp
Specialty Segment	14.5%	12.9%	160	bp	12.8%		170	bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reclassified Reportable Segment Highlights - Comparable Basis Reconciliation.”
(2)	Operating margin is calculated as operating gain as a percentage of operating revenue.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation

(Unaudited)

	Three Months Ended June 30, 2005
($ In Millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Revenues
Premiums	$10,332.9	$(136.1)	$10,196.8	$1,491.1	$(4.5)	$1,486.6	$11,683.4
Administrative fees	667.8	(3.6)	664.2	139.8	3.9	143.7	807.9
Other revenue (expense)	135.9	(10.5)	125.4	(0.1)	—	(0.1)	125.3

Total operating revenue	11,136.6	(150.2)	10,986.4	1,630.8	(0.6)	1,630.2	12,616.6
Net investment income	159.8	—	159.8	20.1	—	20.1	179.9
Net realized gains on investments	2.8	—	2.8	3.0	—	3.0	5.8

Total revenues	11,299.2	(150.2)	11,149.0	1,653.9	(0.6)	1,653.3	12,802.3

Expenses
Benefit expense	8,379.8	(150.2)	8,229.6	1,283.2	(15.7)	1,267.5	9,497.1
Selling, general and administrative expense
Selling expense	367.6	—	367.6	—	19.0	19.0	386.6
General and administrative expense	1,465.3	—	1,465.3	251.9	(3.9)	248.0	1,713.3

Total selling, general and administrative expense	1,832.9	—	1,832.9	251.9	15.1	267.0	2,099.9
Cost of drugs	71.1	—	71.1	—	—	—	71.1
Interest expense	58.9	—	58.9	—	—	—	58.9
Amortization of other intangible assets	59.9	—	59.9	—	—	—	59.9

Total expenses	10,402.6	(150.2)	10,252.4	1,535.1	(0.6)	1,534.5	11,786.9

Income before income taxes	896.6	—	896.6	118.8	—	118.8	1,015.4
Income taxes	337.2	—	337.2	44.2	—	44.2	381.4

Net income	$559.4	$—	$559.4	$74.6	$—	$74.6	$634.0

Benefit expense as a percentage of premiums	81.1%		80.7%	86.1%		85.3%	81.3%
Selling, general and administrative expense as a percentage of total operating revenue	16.5%		16.7%	15.4%		16.4%	16.6%

(1)	WLP = WellPoint, Inc.; WC = WellChoice, Inc.
(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise.
(3)	The “Comparable Basis” information was calculated by adding the reclassified consolidated statements of income for WellPoint, Inc. and the former WellChoice, Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from WellPoint, Inc.’s acquisition of WellChoice, Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellChoice, Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2005.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation

(Unaudited)

	Six Months Ended June 30, 2005
($ In Millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Revenues
Premiums	$20,491.7	$(279.0)	$20,212.7	$2,876.2	$(24.1)	$2,852.1	$23,064.8
Administrative fees	1,332.0	(7.1)	1,324.9	281.1	22.5	303.6	1,628.5
Other revenue (expense)	275.1	(20.9)	254.2	(0.2)	—	(0.2)	254.0

Total operating revenue	22,098.8	(307.0)	21,791.8	3,157.1	(1.6)	3,155.5	24,947.3
Net investment income	298.5	—	298.5	37.9	—	37.9	336.4
Net realized gains on investments	1.8	—	1.8	3.6	—	3.6	5.4

Total revenues	22,399.1	(307.0)	22,092.1	3,198.6	(1.6)	3,197.0	25,289.1

Expenses
Benefit expense	16,635.7	(307.0)	16,328.7	2,480.5	(32.1)	2,448.4	18,777.1
Selling, general and administrative expense
Selling expense	727.1	—	727.1	—	36.2	36.2	763.3
General and administrative expense	2,834.9	—	2,834.9	485.0	(5.7)	479.3	3,314.2

Total selling, general and administrative expense	3,562.0	—	3,562.0	485.0	30.5	515.5	4,077.5
Cost of drugs	144.7	—	144.7	—	—	—	144.7
Interest expense	112.1	—	112.1	—	—	—	112.1
Amortization of other intangible assets	119.1	—	119.1	—	—	—	119.1

Total expenses	20,573.6	(307.0)	20,266.6	2,965.5	(1.6)	2,963.9	23,230.5
Income before income taxes	1,825.5	—	1,825.5	233.1	—	233.1	2,058.6
Income taxes	654.4	—	654.4	87.6	—	87.6	742.0

Net income	$1,171.1	$—	$1,171.1	$145.5	$—	$145.5	$1,316.6

Benefit expense as a percentage of premiums	81.2%		80.8%	86.2%		85.8%	81.4%
Selling, general and administrative expense as a percentage of total operating revenue	16.1%		16.3%	15.4%		16.3%	16.3%

(1)	WLP = WellPoint, Inc.; WC = WellChoice, Inc.
(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise.
(3)	The “Comparable Basis” information was calculated by adding the reclassified consolidated statements of income for WellPoint, Inc. and the former WellChoice, Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from WellPoint, Inc.’s acquisition of WellChoice, Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellChoice, Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2005.

WellPoint, Inc.

Reclassified Reportable Segment Highlights - Comparable Basis Reconciliation

(Unaudited)

	Three Months Ended June 30, 2005
($ In Millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Operating Revenue (4)
Health Care	$10,663.8	$(188.9)	$10,474.9	$—	$1,589.3	$1,589.3	$12,064.2
Specialty	695.9	56.7	752.6	—	7.7	7.7	760.3
Other	(223.1)	(18.0)	(241.1)	—	33.2	33.2	(207.9)
Commercial Managed Care	—	—	—	1,402.7	(1,402.7)	—	—
Other Insurance Products and Services	—	—	—	228.1	(228.1)	—	—

Total operating revenue	11,136.6	(150.2)	10,986.4	1,630.8	(0.6)	1,630.2	12,616.6

Operating Gain (Loss) (4)
Health Care	785.6	(8.4)	777.2	—	97.7	97.7	874.9
Specialty	92.1	6.9	99.0	—	(0.1)	(0.1)	98.9
Other	(24.9)	1.5	(23.4)	—	(1.9)	(1.9)	(25.3)
Commercial Managed Care	—	—	—	60.4	(60.4)	—	—
Other Insurance Products and Services	—	—	—	35.3	(35.3)	—	—

	Six Months Ended June 30, 2005
($ In Millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Operating Revenue (4)
Health Care	$21,140.2	$(382.2)	$20,758.0	$—	$3,072.3	$3,072.3	$23,830.3
Specialty	1,391.3	112.2	1,503.5	—	16.0	16.0	1,519.5
Other	(432.7)	(37.0)	(469.7)	—	67.2	67.2	(402.5)
Commercial Managed Care	—	—	—	2,702.5	(2,702.5)	—	—
Other Insurance Products and Services	—	—	—	454.6	(454.6)	—	—

Total operating revenue	22,098.8	(307.0)	21,791.8	3,157.1	(1.6)	3,155.5	24,947.3

Operating Gain (Loss) (4)
Health Care	1,646.2	(12.3)	1,633.9	—	194.7	194.7	1,828.6
Specialty	183.8	9.6	193.4	—	0.5	0.5	193.9
Other	(73.6)	2.7	(70.9)	—	(3.6)	(3.6)	(74.5)
Commercial Managed Care	—	—	—	146.0	(146.0)	—	—
Other Insurance Products and Services	—	—	—	45.6	(45.6)	—	—

(1)	WLP = WellPoint, Inc.; WC = WellChoice, Inc.
(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise.
(3)	The “Comparable Basis” information was calculated by adding the reclassified consolidated statements of income for WellPoint, Inc. and the former WellChoice, Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from WellPoint, Inc.’s acquisition of WellChoice, Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellChoice, Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2005.
(4)	Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. (“WellPoint”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint and WellChoice, Inc. (“WellChoice”); trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to contract with providers consistent with past practice; other potential uses of cash in the future that present attractive alternatives to share repurchases; our ability to achieve expected synergies and operating efficiencies in the WellPoint Health Networks Inc. merger and WellChoice acquisition within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transactions may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transactions; our ability to meet expectations regarding repurchases of shares of our common stock; our ability to meet expectations regarding the accounting and tax treatments of the transactions and the value of transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s and WellChoice’s various SEC reports, including but not limited to WellPoint’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Reports on Form 10-Q for the reporting periods of 2006.

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